Exhibit 99.1

Generation Bio Reports Recent Business Highlights and First Quarter 2025 Financial Results

-	Company continues to advance its strategy to develop first-in-class treatments for T cell-driven autoimmune diseases using its cell-targeted lipid nanoparticle (ctLNP) technology to deliver siRNA
-	Lead target and portfolio strategy to be announced MY 2025
-	Cash balance of $157.6 million expected to fund operations into 2H 2027

CAMBRIDGE, MASS., May 7, 2025 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases, reported business highlights and first quarter 2025 financial results.

"Our selective, redosable cell-targeted lipid nanoparticle (ctLNP) delivery system enables precise modulation of T cells with siRNA, opening mechanisms that can powerfully reduce or eliminate autoreactive T cell activity while supporting immune balance,” said Geoffrey McDonough, M.D., chief executive officer of Generation Bio. “This innovative approach could allow us to address undruggable intracellular T cell targets, paving the way for first-in-class treatments that could meaningfully enhance the standard of care for T cell-driven autoimmune diseases.”

Generation Bio plans to develop its novel siRNA therapeutics for autoimmune diseases in indications where there is a prominent role of T cell pathology in disease progression and where current treatments have limitations in efficacy, safety, and patient experience. The company plans to announce the target and portfolio strategy for its lead ctLNP-siRNA program in mid-2025.

First Quarter 2025 Financial Results

●	Cash Position: Cash, cash equivalents, and marketable securities were $157.6 million as of March 31, 2025, compared to $185.2 million in cash, cash equivalents, and marketable securities as of December 31, 2024. Cash disbursements for the three months ended March 31, 2025 included seasonal and non-recurring payments. The company continues to believe that its cash, cash equivalents, and marketable securities will fund its operating expenditures and capital expenditure requirements into the second half of 2027.
●	R&D Expenses: Research and development (R&D) expenses were $15.4 million for the quarter ended March 31, 2025, compared to $14.3 million for the quarter ended March 31, 2024.
●	G&A Expenses: General and administrative (G&A) expenses were $8.8 million for the quarter ended March 31, 2025, compared to $10.4 million for the quarter ended March 31, 2024.

●	Loss on lease termination: Loss on lease termination was $1.1 million non-cash charge for the quarter end March 31, 2025, compared to loss on lease termination of $56.9 million non-cash charge for the quarter end March 31, 2024.
●	Net Loss: Net loss was $14.8 million, or $0.22 basic and diluted net loss per share, for the quarter ended March 31, 2025, compared to a net loss of $74.5 million, or $1.12 basic and diluted net loss per share, for the quarter ended March 31, 2024.

About Generation Bio

Generation Bio is a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases. The company is developing redosable therapeutics that reprogram T cells in vivo to reduce or eliminate the production and persistence of autoreactive T cells, which erroneously recognize and attack the body’s own tissues, causing autoimmune diseases. Generation Bio’s innovative approach leverages cell-targeted lipid nanoparticles (ctLNP) to selectively deliver small interfering RNA (siRNA) to T cells. This combination of selective delivery and an intracellular, genetically precise mechanism of target engagement could unlock a series of high-value, historically undruggable disease-driving genes in autoimmunity.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategic plans or objectives, cash resources, technologies, research and clinical development plans, and preclinical data, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the anticipated timing of identifying the company’s lead programs, the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; uncertainties regarding our novel technologies; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K, which is on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	March 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$157,559	$185,223
Working capital	145,522	157,848
Total assets	201,348	231,197
Total stockholders’ equity	73,332	86,204

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Collaboration revenue	$8,723	$4,059
Operating expenses:
Research and development	15,357	14,335
General and administrative	8,834	10,428
Loss on lease termination	1,138	56,930
Total operating expenses	25,329	81,693
Loss from operations	(16,606)	(77,634)
Other income:
Other income and interest income, net	1,804	3,093
Net loss	$(14,802)	$(74,541)
Net loss per share, basic and diluted	$(0.22)	$(1.12)
Weighted average common shares outstanding, basic and diluted	67,002,511	66,433,640

Comprehensive loss:
Net loss	$(14,802)	$(74,541)
Other comprehensive loss:
Unrealized losses on marketable securities	(74)	(471)
Comprehensive loss	$(14,876)	$(75,012)